UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 20, 2021

Zymergen Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40354	46-2942439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton Street, Suite 105

Emeryville CA 94608

(Address of Principal Executive Offices) (Zip Code)

(415) 801-8073

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 20, 2021, Zymergen Inc. and certain of its subsidiaries (the “Company”) and Perceptive Credit Holdings II, LP, a Delaware limited partnership, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as the Lenders (the “Lenders”) entered into Amendment No. 1, Waiver and Consent to Amended and Restated Credit Agreement and Guaranty (the “Amendment”) with respect to the Amended and Restated Credit Agreement and Guaranty, dated as of February 26, 2021 (the “Credit Agreement”). Pursuant to the terms of the Amendment, the Company and the Administrative Agent have agreed to: (1) shorten the term of the Credit Agreement by moving the final maturity date to June 30, 2022 (“Maturity Date”), (2) reduce the amount of the prepayment premium that will be due on the Maturity Date from what otherwise would have been payable, (3) eliminate the minimum revenue covenant set forth in the Credit Agreement and (4) increase the minimum liquidity covenant set forth in the Credit Agreement.

As conditions precedent to the effectiveness of the Amendment, the Company has, among other things: (1) paid the Administrative Agent (for the benefit of itself and the Lenders) approximately $41 million, representing a $35 million principal prepayment plus accrued interest and the applicable prepayment premium under the Credit Agreement and (2) deposited funds equal to the remaining outstanding principal amount of the loans under the Credit Agreement plus interest through the Maturity Date into a blocked account controlled by the Administrative Agent, which is subject to release from the blocked account upon the Administrative Agent’s completion of diligence to its reasonable satisfaction regarding the Company’s anticipated operating costs and budget through the Maturity Date.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an Exhibit to the Company’s next quarterly report on Form 10-Q.

Item 2.05	Costs Associated with Exit or Disposal Activities

In connection with the Company’s previously announced plan to reduce its costs, on October 21, 2021, the Company executed a reduction in force that is expected to result in the termination of approximately 100 employees. The Company estimates it will incur severance and employee-related restructuring costs of approximately $4.2 million related to this reduction in force and an aggregate of approximately $8.7 million in severance and employee-related restructuring costs when combined with the initial reduction in force. The Company has now completed its reductions in force under this plan.

The Company also expects that it will incur impairment charges, including up to $15 million for certain manufacturing equipment, as a result of its restructuring activities. The Company expects to complete other restructuring activities in the fourth quarter of 2021, including restructuring some of its expenses, including lease expenses, and expects that it may incur additional restructuring and impairment charges in connection with those activities.

Item 8.01	Other Events

Jed Dean, the Company’s co-founder, has notified the Company of his decision to step down effective as of October 31, 2021. Dr. Dean has been working with the Company to ensure a smooth transition of his responsibilities.

Forward Looking Statements

This current report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include statements regarding the Company’s intentions or current expectations concerning, among other things, the release of the Company’s funds from any blocked account, the scope and costs of its reduction in force, the scope and timing of impairment charges and other restructuring activities and the Company’s ability to reduce costs. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this report. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to risks regarding the Company’s ability to successfully commercialize and generate revenue from its products and ability to develop and successfully implement a new strategic plan. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zymergen Inc.

Date: October 21, 2021	By:	/s/ Mina Kim
Name: Mina Kim
Title: Chief Legal Officer